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[EDISON SCHOOLS LETTERHEAD]

                                                                   Exhibit 10.01

5 July 2000

Tonya Hinch
Edison Schools
521 Fifth Avenue
New York, New York 10175

Dear Tonya,

We are delighted to provide you with a $100,000 loan in consideration for your services from July 1, 2000 to June 30, 2003.

So that there is no confusion as to the terms of this loan, please carefully review the following. If these terms meet with your approval, please sign at the bottom of this letter as indicated.

1. Edison Schools, Inc. ("Edison") will make a $100,000 non-interest bearing loan ("the "Loan") to Tonya Hinch. The Loan shall be nonrecourse to Tonya with the exception of the specific provisions herein.

2. In the event Tonya exercises and sells any or all of her stock options in Edison, including any options granted before or after the date of this letter, any gains realized net of federal, state, and local taxes on such gains up to $100,000 must be used to repay Edison the Loan.

3. In the event Tonya's employment with Edison terminates for any reason whatsoever, Tonya must exercise and sell any and all vested stock options in Edison (subject to appropriate insider trading policies of Edison) within 90 days of the date of termination, provided, however, that the share price on the date of sale is greater than the strike price of the stock options. The proceeds of such sale, net of federal, state, and local taxes, up to $100,000 must be used to repay the Loan.

4. In the event that the Loan has not been repaid as of June 30, 2003, and in the event that Tonya would realize a net gain of at least $100,000 net of federal, state, and local taxes on the exercise and sale of any or all of her vested options at any time after such date, Tonya agrees to immediately exercise a sufficient number of options and sell a sufficient number of shares (subject to appropriate insider trading policies of Edison) so as to repay Edison the Loan.

We value your services, and look forward to another successful year.

Sincerely,



Christopher D. Cerf
Chief Operating Officer


Agreed: _______________________
        Tonya Hinch